Exhibit 10.25

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976
PERSONAL AND CONFIDENTIAL
February 16, 2010
Martin M. Ellen
4230 N. Ridge Avenue
Arlington Heights, IL 60004
Dear Martin:
I am pleased to confirm the primary features of your new appointment.
ROLE, APPOINTMENT DATE, REPORTING LINE & LOCATION
As agreed, you will assume the role of Executive Vice President, Chief Financial Officer of Dr Pepper Snapple Group, Inc. and its affiliated companies (“the Company”) with effect from April 1, 2010 (the “appointment date”). In this role you will report directly to me on a permanent basis, and will be based at the Company’s office in Plano, TX.
SCOPE & ACCOUNTABILITIES
As Chief Financial Officer you will have direct responsibilities for controllership, treasury, tax, investor relations, audit and compliance, business financial planning and analysis, information technology, and risk management. Responsibilities also extend to advisor and business partner to CEO, Group and Business Unit Presidents, and the Board of Directors in strategy and operations.
COMPENSATION & BENEFITS
Position Band
The position of EVP, Chief Financial Officer has been evaluated at the Executive Broadband 0 (BB0) level in our compensation structure.
Base Salary
Your annual base salary effective at the beginning of your appointment will be US $525,000 payable in bi-weekly installments. You will next be eligible for a merit increase in April 2011. Any merit increase will be based on an evaluation of your overall performance versus your position accountabilities.
Exhibits

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976
Management Incentive Plan (MIP)
As EVP, Chief Financial Officer, you are eligible to participate in the Company’s Management Incentive Plan (MIP). The current target award for a BB0 is 90% of base salary with a maximum payment of 180% of base salary subject to CEO and Compensation Committee approval.
You are eligible for a pro-rated 2010 MIP award at the BB0 level based on your appointment date and actual company performance for the year. For the 2011 plan year and thereafter, the actual amount of any year’s payout will be based upon the organization achieving pre-determined levels of growth and financial performance.
DPS Equity Program
The LTI Program comprises a series of discretionary employee stock arrangements for senior executives aimed at ensuring the appropriate alignment of goals between the Company and our shareholders. This is reviewed and agreed to by the Compensation Committee each year. On March 2, 2010 or your appointment date, whichever is later, you will be eligible for an annual stock grant targeted at 250% of base salary.
As an Executive Vice President (BB0 level) your awards under the LTI program will be divided into two parts:
•	Part 1 is a grant of Restricted Stock Units vesting 100% at the end of three years. Note that subject to Compensation Committee approval vesting requirements on restricted stock may change to performance based vesting criteria in the future.

•	Part 2 is a Stock Option grant which vests equally over three years.
On an ongoing basis for 2011 and beyond, your annual equity opportunity will be targeted at 250% of base salary. Your actual equity grant is subject to Compensation Committee approval.
We will convert the recommended grant values to an equivalent value of DPS RSU’s and stock options based on the closing price and the Black-Scholes value (for the stock options) on the grant date, to be approved by the Compensation Committee.
Recognition of Current Employer’s Programs
In recognition of the loss of your equity based plans in relation to your current employer and our commitment to you, we are prepared to offer you:
A Stock Grant in the form of restricted stock units and stock options split 70 percent in restricted stock units and 30 percent in stock options with a total cash value of US $3,750,000, vesting equally over a 5 year period from your appointment date. We will convert the dollar values in the table below to an equivalent value of DPS restricted stock and stock options based on the closing price on your appointment date.
Exhibits

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976

Dollar Value Converted
to Stock/Stock Options	Vesting Schedule
$750,000	12 months from appointment date
$750,000	24 months from appointment date
$750,000	36 months from appointment date
$750,000	48 months from appointment date
$750,000	60 months from appointment date
The value at vesting will depend on the actual share price at that time. If your employment with the Company is terminated for any reason other than cause or your voluntary resignation before [36] months from your appointment date, the entire award will automatically vest. Per the plan document, you will have 90 days from the vesting date to exercise your stock options.
Employee Services Allowance
As a BB0 employee you will be eligible in 2010 for an annual allowance of US $20,000 (gross) to purchase various benefits such as club fees/dues, dependent tuition, financial planning, etc. The Employee Services Allowance is paid in two equal installments in March and September each calendar year. If this service allowance is discontinued for any reason in the first five years of employment, the full amount will be rolled into base salary at that time.
Paid Vacation
You will be eligible for 4 weeks of paid vacation per year.
Automobile Allowance
You will be eligible for the company auto allowance benefit. As a BB0 employee you are entitled to a gross annual allowance of US $31,200 paid biweekly. You are responsible for the lease, maintenance, insurance and gas. You are subject to applicable state and federal taxes. If this automobile allowance is discontinued for any reason in the first five years of employment, the full annual amount will be rolled into base salary at that time.
Benefits and Pension
You will be eligible to participate in the DPS Benefit Plans for salaried employees including Life, Medical, Dental and Vision plans, Short-term and Long-term Disability programs and Savings plans.
In addition to these programs, as an executive you will be eligible to participate in the executive Long-term Disability program (LTD), executive physicals and the Supplemental Savings Plan (SSP).
Exhibits

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976
Relocation
We will assist you with your relocation from Arlington Heights, IL to Plano, TX. You will be provided with the relocation benefits within our Homeowner Relocation Policy. Our relocation program includes a Payback Agreement, which must be signed before any relocation benefits can begin. The Agreement is included as part of this package. You will receive a one-time lump sum payment of US $125,000 (gross) to cover expenses which are incurred as a result of your relocation. These expenses include:
w Home Buying Closing Costs

w Home Selling Assistance

w House Hunting Trip(s)

w Temporary Living

w Storage

w Return Trips

w House Hold Goods Movement

w Final Move
As part of your relocation agreement, the Company will assist you with the sale of your current home, including a guaranteed buyout should it be required. Please note that a minimum tax withholding of 25% will be deducted at time of payment. This payment will also replace any Cost of Living Allowance (COLA) outlined in the relocation Policy. In order to ensure that we are providing a full description of all the terms and conditions of the relocation program, a relocation representative will contact you with additional details.
CHANGE IN CONTROL SEVERANCE PLAN & SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES
You will be eligible to participate in the Company’s Severance Pay Plan for Salaried Employees and the Company’s Change in Control Severance Plan, pursuant to the terms and conditions contained in such plans. Copies of these plans will be provided to you upon request. Your participation in the Company’s Change in Control Severance Plan has been approved by the Board’s Compensation Committee, which participation will be effective as of your appointment date.
NON COMPETE AGREEMENT
The effective date of your appointment is further conditioned upon your agreeing to the terms and conditions of the Employee Confidentiality and Non-competition Agreement, attached as Exhibit A, which must be fully executed within five (5) days of receipt of this offer letter.
DRUG AND BACKGROUND SCREENING
As a matter of policy, employment is contingent upon successfully passing a test to detect illegal substance abuse and the successful completion of the Company’s Background Verification Process. As a result we expect your participation in these processes and we will be running a check on any criminal history and verifying your identity, as well as confirming the information you have provided concerning prior employment and education.
Exhibits

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976
Employment Eligibility Verification
Please understand that your employment with the Company is contingent upon your submission of the appropriate documents that support your legal right to work in the United States as articulated under the Immigration Reform and Control Act of 1986. The “Employment Eligibility Verification” form (I-9) must be completed on your first day of employment. Please bring the necessary documents with you to satisfy these requirements. A list of acceptable documents is enclosed. Such documents must be submitted no later than the third day of your new assignment with us.
Drug Screening
As a matter of policy, employment is contingent upon successfully passing a test to detect illegal substance abuse. To comply with the Company’s drug policy, you are required to be tested within 48 hours of accepting this offer. Please proceed to the clinic with the paperwork supplied to you by the DPS representative. If you have any questions on this drug testing process, contact eScreen client services at (800) 881-0722 x5.
Criminal, Identity, Education and Employment Verification
In order to provide a safe working environment, we will also be running a criminal background check, verifying your identity, as well as confirming the information you have provided concerning prior employment and education.
Credit Report
For certain roles, your employment with the Company is contingent upon your credit report meeting the minimum standards necessary for the role you have applied. You will be notified if a credit report is needed. By signing this offer letter, you authorize us to retrieve all applicable background reports.
The above terms describe our current policies, programs and perquisites. Management reserves the right to improve, change or delete those policies, programs and perquisites at any time.
Please review this information carefully, sign the enclosed document and fax the attached Confirmation of Acceptance form to Bill Zeller at 972-673-5604.
In closing, I congratulate you on this appointment, and wish you much success in your new role.

Sincerely yours,

/s/ Larry D. Young
Larry D. Young
President & Chief Executive Officer

Cc:	Larry Solomon Jan Vernon
Exhibits

CONFIRMATION OF ACCEPTANCE

To:	Bill Zeller

Re:	Employment Offer
I confirm that I accept the position of Executive Vice President, Chief Financial Officer on the terms and conditions laid out in your letter to me on February 16, 2010.
Signature:

Name	/s/ Martin M. Ellen	Date	February 16, 2010
Martin M. Ellen

Cc:	Larry Solomon Jan Vernon
Exhibits